                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      CERTIFIED GROCERS OF CALIFORNIA, LTD.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
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     14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
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        pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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

                     CERTIFIED GROCERS OF CALIFORNIA, LTD.

                      STATEMENT REGARDING ADVISORY BALLOT

    The enclosed Advisory Ballot is solicited by the Nominating Committee of the Board of Directors of Certified Grocers of California, Ltd. (the "Company"). This Statement, and the enclosed Advisory Ballot and Candidates' Statements, were first mailed to shareholders on or about January 2, 1996. The address of the principal executive office of the Company is 2601 South Eastern Avenue, Los Angeles, California 90040.

                  FUNCTION AND PURPOSE OF THE ADVISORY BALLOT

    At the Company's Annual Meeting of Shareholders, presently scheduled for April 2, 1996, the 15 members of the Company's Board of Directors will be elected. Twelve directors will be elected by the holders of the Company's Class A Shares, and three directors will be elected by the holders of the Company's Class B Shares.

    In connection with the Annual Meeting, the Board of Directors will solicit proxies. However, the enclosed Advisory Ballot is not a proxy, and at this time WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

    Pursuant to the Company's Bylaws, the Board of Directors annually appoints a Nominating Committee to select the 15 persons who will be nominated by the Board of Directors for election by the shareholders to the Board of Directors. The enclosed Advisory Ballot is being solicited by the Nominating Committee from the holders of the Company's Class A Shares to assist the Nominating Committee in selecting the 12 persons who will be submitted as nominees for election as directors by the holders of such shares. This Advisory Ballot is not being used by the Nominating Committee in connection with its selection of the three persons who will be submitted as nominees for election as directors by the holders of the Company's Class B Shares.

    The  Advisory  Ballot contains  the  names of  22  persons, 13  of  whom are incumbent directors and four of whom have been designated as representing Northern California shareholders. Of the four representing Northern California shareholders, the Nominating Committee will nominate for election at least two of these persons whether or not they are among the 12 persons receiving the highest number of votes on the Advisory Ballot. The two to be nominated will be those receiving the highest number of votes from among the four persons designated in the Advisory Ballot as representing Northern California shareholders. With this exception, it is the policy of the Nominating Committee to abide by the results of the vote on the Advisory Ballot and to select as nominees for election to the Board of Directors the 12 persons receiving the highest number of votes. However, such results are advisory only and are not binding on the Nominating Committee, and the Nominating Committee may in its discretion disregard the results, in whole or in part, in making its selection of nominees.

    The Nominating Committee will consider the recommendations of shareholders concerning persons to be included in the Advisory Ballot, and concerning persons to be nominated for election by the holders of the Company's Class B Shares. The Company's Bylaws require that a director be either an employee of the Company, a shareholder, or that the director be a member of a partnership which is a shareholder, or an employee of a corporation which is a shareholder. Persons recommended to the Nominating Committee can be considered ONLY if they satisfy these requirements. All recommendations must be in writing and must be submitted to the Nominating Committee on or before September 1 of each year. Recommendations should be submitted to the Nominating Committee at the address of the Company's principal executive office set forth above.

                 ADVISORY BALLOT VOTING RIGHTS AND SOLICITATION

    As of December 11, 1995, the Company had outstanding 50,300 Class A Shares held 100 shares each by 503 shareholders. If you were the holder of record of Class A Shares on that date, you may vote on the enclosed Advisory Ballot. Set forth below are the persons named in the Advisory Ballot, all of whom have consented to being named in the Advisory Ballot. Incumbent directors are denoted by an asterisk and persons designated as representing Northern California shareholders are denoted by the parenthetical letter "N".

Louis A. Amen*         Jay McCormack*
William Andronico (N)  Louis Melillo
John Berberian*        Morrie Notrica*
William C. Evans (N)   Michael A. Provenzano*
Gene A. Fulton*        Gail Gerrard Rice
Scott Hair             Allan Scharn*
Lyle A. Hughes*        Farid (Mike) Shalabi
Darioush Khaledi*      James R. Stump*
Mark Kidd* (N)         Milt Thaler
Richard L. London      Daniel W. Vengler
Willard R. MacAloney*  Kenneth Young* (N)

    In voting on the Advisory Ballot, you are entitled to cast one vote each for up to 12 of the persons named in the Advisory Ballot. While you may vote for fewer than 12 of the persons named in the Advisory Ballot, if you vote for more than 12 of the persons named, your Advisory Ballot will be invalidated. In addition, if you cast more than one vote for any person named in the Advisory Ballot, only one vote will be counted for that person and the additional votes will be disregarded.

    The return envelope accompanying the enclosed Advisory Ballot is marked with a control number. THE ADVISORY BALLOT WILL NOT BE VALID UNLESS IT IS RETURNED IN THE ENVELOPE PROVIDED AND THE CONTROL NUMBER IS LEGIBLE. TO BE VALID, THE ADVISORY BALLOT MUST BE RECEIVED ON OR BEFORE JANUARY 19, 1996.

    The Company's independent accountants, Coopers & Lybrand, L.L.P., will tabulate the vote on the Advisory Ballot.

    The cost of soliciting the Advisory Ballots, consisting of the preparation, printing, handling, mailing and tabulation of the Advisory Ballots, this Statement and related material, will be paid by the Company.

                             PRINCIPAL STOCKHOLDERS

    As of December 11, 1995, no person is known by the Company to own beneficially more than five percent (5%) of the outstanding Class A Shares of the Company, and the only shareholders known by the Company to own beneficially more than 5% of the outstanding Class B Shares of the Company are Cala Co., Alpha Beta Company, Bay Area Warehouse Stores, Inc. and Ralphs Grocery Company, 777 South Harbor Boulevard, La Habra, California 90631 (28,620 Class B Shares or approximately 7.83% of the outstanding Class B Shares) (Cala Co., Alpha Beta Company and Bay Area Warehouse Stores, Inc. are wholly owned by Ralphs Grocery Company which is in turn wholly owned by The Yucaipa Companies, 10000 Santa Monica Boulevard, Los Angeles, California 90067); and Hughes Markets, Inc., 14005 Live Oak Avenue, Irwindale, California 91706 (26,106 Class B Shares or approximately 7.14% of the outstanding Class B Shares).

              SECURITY OWNERSHIP AND OTHER INFORMATION CONCERNING
              MANAGEMENT AND PERSONS NAMED IN THE ADVISORY BALLOT

    The following table sets forth the beneficial ownership of the Company's Class A Shares and Class B Shares, as of December 11, 1995, by each director or his affiliated company, including the directors elected by the holders of the Company's Class B Shares, by each person or his affiliated company named in the Advisory Ballot who is not a director, and by all directors and such persons as a group. No officer of the Company owns shares of any class of the Company's stock.

                                                              SHARES OWNED
                                            ------------------------------------------------
                                               CLASS A SHARES           CLASS B SHARES
                                            --------------------   -------------------------
                  NAME AND                   NO.     % OF TOTAL        NO.       % OF TOTAL
             AFFILIATED COMPANY             SHARES   OUTSTANDING     SHARES      OUTSTANDING
  ----------------------------------------  ------   -----------   -----------   -----------
  Louis A. Amen
   Super A Foods, Inc.....................    100          0.20%         9,718         2.66%
  William Andronico
    Park and Shop Market, Inc. ...........    100          0.20%         3,395         0.93%
  John Berberian
    Berberian Enterprises, Inc............    100          0.20%         7,615         2.08%
  William C. Evans
    Twain Harte Market, Inc. .............    100          0.20%           395         0.11%
  Gene A. Fulton
    Jensen's Complete Shopping, Inc. .....    100          0.20%         1,555         0.43%
  Scott Hair
    Green Frog Market.....................    100          0.20%           395         0.11%
  Lyle A. Hughes
    Yucaipa Trading Co., Inc.(1)(2).......    100          0.20%             0       --
  Roger K. Hughes
    Hughes Markets, Inc.(1)(3)............    100          0.20%        26,106         7.14%
  Darioush Khaledi
    K. V. Mart Co. .......................    100          0.20%        13,796         3.77%
  Mark Kidd
    Mar-Val Food Stores, Inc. ............    100          0.20%         1,787         0.49%
  Richard L. London
    Major Market, Inc. ...................    100          0.20%         1,579         0.43%
  Willard R. MacAloney
    Mac Ber, Inc..........................    100          0.20%         2,523         0.69%
  Jay McCormack
    Alamo Market(4).......................    100          0.20%           732         0.20%
  Louis Melillo
    Louis Foods, Inc......................    100          0.20%           855         0.23%
  Morrie Notrica
    Joe Notrica, Inc. ....................    100          0.20%         8,148         2.23%
  Michael A. Provenzano
    Pro & Son's, Inc. ....................    100          0.20%           672         0.18%
  Gail Gerrard Rice
    Gerrard's, Inc. ......................    100          0.20%         1,414         0.39%
  Allan Scharn
    Gelson's Markets(5)...................    100          0.20%         7,123         1.95%
  Farid (Mike) Shalabi
    R-Ranch Markets, Inc..................    100          0.20%         2,438         0.67%

                                                              SHARES OWNED
                                            ------------------------------------------------
                                               CLASS A SHARES           CLASS B SHARES
                                            --------------------   -------------------------
                  NAME AND                   NO.     % OF TOTAL        NO.       % OF TOTAL
             AFFILIATED COMPANY             SHARES   OUTSTANDING     SHARES      OUTSTANDING
  ----------------------------------------  ------   -----------   -----------   -----------
  James R. Stump
    Stump's Market, Inc. .................    100          0.20%         1,866         0.51%
  Milt Thaler
    T./R. Foods, Inc. ....................    100          0.20%         2,402         0.66%
  Daniel W. Vengler
    Oak Creek Market, Inc.................    100          0.20%         3,107         0.85%
  Michael A. Webb
    SavMax Foods, Inc.(3).................    100          0.20%         8,410         2.30%
  Kenneth Young
    Jack Young's Supermarkets(6)..........    100          0.20%         2,660         0.73%
                                            ------          ---    -----------        -----
                                            2,400          4.77%       109,046        29.83%
                                            ------          ---    -----------        -----
                                            ------          ---    -----------        -----

------------------------
(1)  Messrs. Lyle A. Hughes and Roger K. Hughes are unrelated.

(2) Mr. Lyle Hughes is also affiliated with Yucaipa Food Fair, Inc. which owns 546 Class B Shares (0.15% of the outstanding Class B Shares).

(3)  Elected by holders of Class B Shares.

(4) Mr. McCormack also is affiliated with Glen Avon Food, Inc. which owns 100 Class A Shares and 336 Class B Shares (0.01% of the outstanding Class B Shares) and Yucaipa Trading Co., Inc. which owns 100 Class A Shares and no Class B Shares.

(5) These shares are owned by Arden Mayfair, Inc., the parent company of Gelson's Markets.

(6) Mr. Young also is affiliated with Bakersfield Food City, Inc. dba Young's Markets which owns 100 Class A Shares and 355 Class B Shares. (0.01% of the outstanding Class B Shares).

    The following table sets forth the present directors of the Company, including the directors elected by the holders of the Company's Class B Shares, the year such directors were first elected to the Board of Directors, those persons named in the Advisory Ballot who are not directors of the Company, and certain other information.

                                            YEAR
                                AGE AS OF   FIRST               PRINCIPAL OCCUPATION
             NAME               12/31/95   ELECTED               DURING LAST 5 YEARS
------------------------------  ---------  -------  ---------------------------------------------
Louis A. Amen                      66       1974    President, Super A Foods, Inc.
William Andronico                  38        --     President,   Park  and   Shop  Market,  Inc.,
                                                     Operating Andronico's Market
John Berberian                     44       1991    President,   Berberian   Enterprises,   Inc.,
                                                     operating Jons Markets
William C. Evans                   63        --     President, Twain Harte Market, Inc.
Gene A. Fulton                     56       1994    President-Owner,  Jensen's Complete Shopping,
                                                     Inc., operating Jensen's Finest Foods
Scott Hair                         40        --     Managing Director, Green Frog Market
Lyle A. Hughes (1)                 58       1987    General Manager, Yucaipa  Trading Co.,  Inc.,
                                                     operating Super Penny Mart
Roger K. Hughes (1)(2)             61       1985    Chairman  of the  Board and  Director, Hughes
                                                     Markets, Inc.

                                            YEAR
                                AGE AS OF   FIRST               PRINCIPAL OCCUPATION
             NAME               12/31/95   ELECTED               DURING LAST 5 YEARS
------------------------------  ---------  -------  ---------------------------------------------
Darioush Khaledi                   49       1993    Chairman of  the  Board and  Chief  Executive
                                                     Officer,  K. V. Mart Co., operating Top Valu
                                                     Markets and Valu Plus Food Warehouse
Mark Kidd                          45       1992    President, Mar-Val Food Stores, Inc.
Richard L. London                  60        --     President and Chief Executive Officer,  Major
                                                     Market, Inc.
Willard R. MacAloney               60       1981    President  and  Chief Executive  Officer, Mac
                                                     Ber, Inc., operating Jax Market
Jay McCormack                      45       1993    Owner-Operator, Alamo Market; Co-owner,  Glen
                                                     Avon Market
Louis Melillo                      69        --     President-Owner,   Louis  Foods  Supermarket;
                                                     President-Owner Fiesta Farms Market
Morrie Notrica                     66       1988    President and  Chief Operating  Officer,  Joe
                                                     Notrica,  Inc., operating  The Original 32nd
                                                     Street Market
Michael A. Provenzano              53       1986    President,  Pro  &  Son's,  Inc.,   operating
                                                     Southland    Market;   formerly   President,
                                                     Carlton's Market, Inc.
Gail Gerrard Rice                  47        --     Executive Vice  President,  Gerrard's,  Inc.,
                                                     operating Gerrard's Cypress Center
Allan Scharn                       60       1988    President, Gelson's Markets
Farid (Mike) Shalabi               35        --     President   and   Chief   Executive  Officer,
                                                     R-Ranch Markets, Inc.
James R. Stump                     57       1982    President, Stump's Market, Inc.
Milt Thaler                        70        --     President, T./R. Foods, Inc., operating  City
                                                     Foods
Daniel W. Vengler                  50        --     President, Oak Creek Market, Inc.
Michael A. Webb (2)                38       1992    President and Chief Executive Officer, SavMax
                                                     Foods, Inc.
Kenneth Young                      51       1994    Vice  President,  Jack  Young's Supermarkets;
                                                     Vice President, Bakersfield Food City,  Inc.
                                                     dba Young's Markets

------------------------
(1)  Messrs. Lyle A. Hughes and Roger K. Hughes are unrelated.

(2)  Elected by holders of Class B Shares.

                         BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held a total of six meetings during the fiscal year ended September 2, 1995. Each incumbent director who was in office during such year attended more than 75% of the aggregate of the total number of meetings of the board and the total number of meetings held by those committees of the board on which he served.

    The Company has an Audit Committee which presently consists of Gene Fulton, Lyle Hughes and Kenneth Young, who are directors of the Company. Willard R. MacAloney, Chairman of the Board of Directors, is an ex-officio member of the Committee. This Committee, which met two times during the Company's last fiscal year, is primarily responsible for approving and reviewing the services performed by the Company's independent auditors, reviewing the annual results of their audit, and reviewing the Company's accounting practices and system of internal accounting controls.

    The Company has a Personnel and Executive Compensation Committee which presently consists of Louis A. Amen, Roger Hughes, Darioush Khaledi, James R. Stump and Michael A. Webb, who are directors of the Company. Willard R. MacAloney, Chairman of the Board of Directors, is an ex-officio member of this Committee. This Committee, which met two times during the Company's last fiscal year, is responsible for reviewing salaries and other compensation arrangements of all officers and for making recommendations to the Board of Directors concerning such matters.

    The Company has a Nominating Committee which presently consists of Gene A. Fulton, Mark Kidd, Jay McCormack and Morrie Notrica who are directors of the Company. Willard R. MacAloney, Chairman of the Board of Directors, and Alfred A. Plamann, President and CEO, are ex-officio members of this Committee. This
Committee, which met two times during the Company's last fiscal year, is responsible for selecting nominees to be submitted by the Board of Directors to the shareholders for election to the Board of Directors.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    As noted under the caption "Board Meetings and Committees", the Company's Personnel and Executive Compensation Committee (presently consisting of Directors Louis A. Amen, Roger Hughes, Darioush Khaledi, James R. Stump, Michael
A. Webb, and ex-officio member and Chairman of the Board, Willard R. MacAloney) is responsible for reviewing salaries and other compensation arrangements of the officers of the Company and for making recommendations to the Board of Directors concerning such matters.

    Except for Mr. MacAloney, no member of the Personnel and Executive Compensation Committee is, or has been at any time in the past, an officer or employee of the Company or any of its subsidiaries. As Chairman of the Board, Mr. MacAloney is an officer under the Bylaws of the Company, although he is not an employee and does not receive any compensation or expense reimbursement beyond that to which other directors are entitled.

    The Company guarantees annual rent and certain other obligations of Mr. MacAloney as lessee under a lease of store premises located in La Puente, California. Annual rent under the lease is $62,487, and the lease term expires in April 1997. The Company also guarantees annual rent and certain other obligations of G & M Company, Inc., of which Mr. MacAloney is a shareholder, under a lease of store premises located in Santa Fe Springs, California. Annual rent under the lease is $82,544, and the lease term expires in October 1997. In consideration of its guarantees, the Company receives a monthly fee from G & M Company, Inc. equal to 5% of the base monthly rent under each lease.

    Grocers Capital Company ("GCC"), a subsidiary, guarantees a portion of a loan made by National Consumer Cooperative Bank ("NCCB") to K.V. Mart Co., of which director Darioush Khaledi is the President and a shareholder, and KV Property Company, of which director Darioush Khaledi is a general partner. The term of the loan is eight years, maturing January 1, 2002, and the loan bears interest at a floating rate based on the commercial loan base rate of NCCB. The loan is collateralized by certain real and personal property. The guarantee by GCC is limited to 10% of the $2.1 million principal amount of the loan. In consideration of its guarantee, GCC will receive an annual fee from K.V. Mart Co. equal to approximately 5% of the guarantee amount.

    GCC has guaranteed a portion of a $5,000,000 revolving loan made by NCCB to K.V. Mart Co. in November 1995. The loan has an initial maturity of two years, with the outstanding balance then converting to a five year term loan. The loan bears interest at a floating rate based on the commercial loan rate of NCCB. The loan is collateralized by certain real and personal property of K.V. Mart Co. The guaranty of GCC is limited to 10% of the outstanding principal amount of the loan. In consideration of its guaranty, GCC will receive an annual fee from K.V. Mart Co. equal to 5% of the guaranty amount.

    The Company is proposing to enter into a guaranty of rent and certain other obligations of K.V. Mart Co. under a lease of store premises to be constructed in Lynwood, California. The guaranty would be for a term of seven years. Annual rent under the lease will be $408,000. In consideration of its guaranty, the Company will receive an annual fee from K.V. Mart Co. equal to 5% of the annual rent.

    GCC is proposing to purchase 10% of the common stock of K.V. Mart Co. for a purchase price of approximately $3,000,000. In connection with this purchase, K.V. Mart Co., GCC, Mr. Khaledi and the other shareholders of K.V. Mart Co. will agree that GCC will have certain preemptive rights to acquire additional common shares, rights to have its common shares included proportionately in any transfer of common shares by the other shareholders, and rights to have its common shares included in certain registered public offerings of common stock which may be made by K.V. Mart Co. In addition, GCC will have certain rights, at its option, to require that K.V. Mart Co. repurchase GCC's shares, and K.V. Mart Co. will have certain rights, at its option, to repurchase GCC's shares. In connection with these transactions, K.V. Mart Co. will enter into a seven year supply agreement with the Company whereunder K.V. Mart Co. will be required to purchase a substantial portion of its merchandise requirements from the Company. The supply agreement will be subject to earlier termination in certain situations.

    The Company guarantees annual rent and certain other obligations of Stump's Market, Inc., of which director James R. Stump is the President and a shareholder, as leasee under a lease of store premises located in San Diego, California. Annual rent under the lease is $26,325, and the lease term expires in May 1998. The Company also guaranteed annual rent and certain other obligations of Stump's Market, Inc. as lessee under a lease of store premises at a second location in San Diego, California. Annual rent under this lease was $16,350, and the lease term expired in April 1995.

    In fiscal 1994, GCC acquired 25,000 shares of preferred stock of SavMax Foods, Inc. ("SavMax"), of which director Michael A. Webb is the President and a shareholder. The purchase price was $100 per share. At the time, GCC owned 40,000 shares of preferred stock of SavMax which it acquired in fiscal 1992. As part of the new purchase of preferred stock, the annual cumulative dividend on the 65,000 shares of preferred stock owned by GCC was increased from $8.25 per share to $8.50 per share, payable quarterly. Mandatory partial redemption of this stock at a price of $100 per share began in 1994 and will continue annually thereafter for eight years, at which time the stock is to be completely retired. GCC also purchased from Mr. Webb and another member of his immediate family, 10% of the common stock of SavMax for a price of $2.5 million. In connection with this purchase, Mr. Webb, SavMax and GCC agreed that GCC will have certain preemptive rights to acquire additional common shares, rights to have its common shares included proportionately in any transfer of common shares by Mr. Webb, and rights to have its common shares included in certain registered public offerings of common stock which may be made by SavMax. In addition, GCC has certain rights, at its option, to require that SavMax repurchase GCC's shares, and SavMax has certain rights, at its option, to repurchase GCC's shares. In connection with these transactions, SavMax entered into a seven year supply agreement with the Company (to replace an existing supply agreement) whereunder SavMax is required to purchase a substantial portion of its merchandise requirements from the Company. The supply agreement is subject to earlier termination in certain situations.

    The Company guarantees certain obligations of SavMax under three leases of market premises located in Sacramento, San Jose and San Leandro, California. Each of these guaranties relates to the obligation of SavMax to pay base rent, common area maintenance charges, real estate taxes and insurance during the initial 20 year terms of these leases. However, the guaranties are such that the Company's obligation under each of them is limited to an amount equal to sixty monthly payments (which need not be consecutive) of the obligations guaranteed. Base rent is $40,482 per month under the Sacramento lease and $56,756 per month under the San Jose lease, in each case subject to a 7 1/2% increase at the end of each five years. Base rent is $42,454 per month under the San Leandro lease, subject to a 10% increase at the end of each five years. In consideration of these guaranties, the Company receives a monthly fee from SavMax equal to 5% of the base monthly rent under these leases.

    The Company guarantees certain obligations of SavMax under two leases of market premises located in Ceres and Vacaville, California. The leases have initial terms expiring in January 2005 and April 2007, respectively. Base monthly rent under the Ceres lease is presently $32,175, increasing to $34,425 in January of 2000. Base monthly rent under the Vacaville lease is presently $29,167, increasing by $25,000 per year in April of 1997 and 2002. In consideration of these guaranties, the Company will receive a monthly fee from SavMax equal to 5% of the base monthly rent under these leases.

    The Company leases certain market premises located in Sacramento and Vallejo, California, and in turn subleases these premises to SavMax. The Sacramento sublease provides for a term of 20 years and the Vallejo sublease provides for a term of 10 years. Neither sublease contains options to extend, although SavMax has the option under each sublease to acquire the Company's interest under its lease on the condition that the Company is released from all further liability thereunder. The term of the Sacramento sublease commenced in September of 1994. The Sacramento premises consist of approximately 50,000 square feet and annual base rent under the sublease is at the following per square foot rates: $8.00 during years 1 and 2; $8.40 during years 3 through 5; $8.82 during years 6 through 10; $9.26 during years 11 through 15; and, $9.72 during years 16 through 20. The term of the Vallejo sublease commenced in September of 1995 and annual base rent under the sublease is $279,000. In addition, under each of these subleases, the Company receives monthly an additional amount equal to 5% of the base monthly rent.

    The Company is proposing to lease certain market premises to be constructed and located in Los Banos, California, which it in turn will sublease to Maxco Foods, Inc. ("Maxco"), a corporation of which SavMax is a shareholder. The sublease to Maxco would provide for a term of 20 years, without options to extend, although Maxco will have the option to acquire the Company's interest under its lease on the condition that the Company is released from all further liability thereunder. The premises will consist of approximately 50,000 square feet and annual base rental under the sublease is as follows: $390,000 during years 1 through 5; $424,125 during years 6 through 10; $461,236 during years 11 through 15; and, $501,594 during years 16 through 20. In addition, the Company will receive monthly an additional amount equal to 5% of the base monthly rent. In connection with this transaction, Maxco will enter into a seven year supply agreement with the Company whereunder Maxco would be required to purchase a substantial portion of its merchandise requirements from the Company. The supply agreement will be subject to earlier termination in certain situations.

    With respect to the Los Banos sublease, GCC is proposing to make a seven year equipment loan in the amount of $1,620,000, a five year inventory loan in the amount of $675,000 and a five year deposit fund loan in the amount of $350,000 to Maxco. The equipment and inventory loans will bear interest at prime plus 3%, and the deposit fund loan will bear interest at prime plus 2%. The loans will be secured by a security interest in all of the equipment, fixtures and inventory at the Los Banos store and by personal guarantees. In addition, in certain events, SavMax is required to assume the obligations of Maxco under the loans, the sublease of the Los Banos premises and the obligations of Maxco under its supply agreement with the Company.

REPORT OF PERSONNEL AND EXECUTIVE COMPENSATION COMMITTEE ON EXECUTIVE
COMPENSATION

    The principal components of the Company's executive compensation program consist of an annual salary, an annual cash bonus the payment of which is dependent upon Company performance during the preceding fiscal year, and certain pension, retirement and life insurance benefits.

SALARY

    In determining officer salaries, including that of the Chief Executive Officer (CEO), the Personnel and Executive Compensation Committee's policy is to set salaries at levels which recognize officer performance, are commensurate with the responsibilities assigned to the various officer positions, and will enable the Company to attract and retain highly qualified executives for its officer positions.

    In considering officer salaries for calendar year 1994, the Committee took note of the on-going cost reduction efforts implemented by the officer group under the direction of the CEO. These efforts were undertaken in response to the significant volume declines experienced by the Company as a result of a reduction in purchases by certain large retailers who commenced self-distribution programs or were acquired by chains already engaged in self-distribution. These efforts resulted in the consolidation of Company operations into fewer facilities and substantial savings in payroll expenses through significant reductions in the number of employees.

    The Committee's procedure in approving officers' salaries, including that of the CEO, involves meeting in closed session and without the CEO or other management personnel being present. In addition to the considerations mentioned above, this process, which is subjective in nature, centers on the Committee's consideration of the CEO's evaluation of each individual officer based on the CEO's perception of their performance in accordance with individual officer responsibilities as defined by personal and organizational goals and objectives, the relative value and importance of individual officer contribution toward organizational success, relative levels of officer responsibilities and changes in the scope of officer responsibilities, and officer accomplishments and contributions during the preceding fiscal year. The Committee also reviews and discusses the salary recommendations made by the CEO for each officer. These recommendations do not include any recommendation as to the CEO's salary, and the Committee sets the CEO's salary based on its assessment of his performance in light of the foregoing policies and considerations. The salaries as approved by the Committee are submitted to the Board of Directors, which made no changes in the salaries submitted for 1994.

ANNUAL BONUSES

    In recognition of the relationship between Company performance and enhancement of shareholder value, Company officers may be awarded annual cash bonuses. Bonuses are paid from a bonus pool which is created if the Company has achieved an established minimum level of net income for the preceding fiscal year. The amount of the bonus pool is calculated as a percentage of net income, with the percentage varying depending on the level of net income as a percentage of net sales. Amounts in the bonus pool are allocated among the Company's officers by the CEO, subject to the approval of the Board of Directors. The CEO does not participate in the bonus pool. However, a bonus may be awarded to the CEO in an amount determined by the Board of Directors based on its evaluation of the CEO's performance during the preceding fiscal year.

    As disclosed in the Summary Compensation Table, no bonuses have been awarded to the CEO and the named executives during the periods reported, and no bonuses have been awarded to the other officers of the Company during those periods.

BENEFITS

    Consistent with the objective of attracting and retaining qualified executives, the compensation program includes the provision of pension benefits to Company employees, including officers, under the Company's defined benefit pension plan, which is described in connection with the Pension Plan Table. In addition, Company employees, including officers, may defer income from their earnings through voluntary contributions to the Company's Employees' Sheltered Savings Plan adopted pursuant to Section 401(k) of the Internal Revenue Code and the Company's Employees' Excess Benefit Plan, which is a nonqualified plan. In the case of those officers who elect to defer income under these plans, the Company makes additional contributions for their benefit. The amount of these additional contributions made during fiscal year 1995 for the benefit of the CEO and the other named executive officers is set forth in the footnotes to the Summary Compensation Table. The Company also provides additional retirement benefits to its officers pursuant to an Executive Salary Protection II, which is described in connection with the Pension Plan Table.

    Personnel and Executive Compensation Committee Members
    Darioush Khaledi, Chairman
    Louis A. Amen
    Willard R. MacAloney
    James R. Stump
    Michael A. Webb

EXECUTIVE OFFICER COMPENSATION

    The following table sets forth information respecting the compensation paid during the Company's last three fiscal years to the President and Chief Executive Officer (CEO) and to certain other executive officers of the Company.

                           SUMMARY COMPENSATION TABLE


                                               ANNUAL COMPENSATION
                                --------------------------------------------------
                                                                        OTHER
                                FISCAL                                 ANNUAL           ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR     SALARY($)     BONUS($)   COMPENSATION($)   COMPENSATION($)
------------------------------  ------   ------------   --------   ---------------   ---------------
Alfred A. Plamann                1995         322,150                       0            24,290(2)
 President & CEO                 1994         236,827                     205            31,431
                                 1993         164,800                     310            25,419
Donald W. Dill(1)                1995         147,047                     167           175,169(3)
 Senior Vice President           1994         163,366                     576            38,127
                                 1993         153,346                   1,016            37,392
Daniel T. Bane(1)                1995         200,000                     195             1,231(4)
 Senior Vice President & CFO     1994          21,539                       0                 0
                                 1993               0                       0                 0
Charles J. Pilliter              1995         172,000                       0            13,174(5)
 Senior Vice President           1994         167,577                     127            20,591
                                 1993         151,924                     188            18,241
Donald G. Grose                  1995         147,000                     357            11,232(6)
 Senior Vice President           1994         143,760                     438            31,700
                                 1993         135,116                     955            30,372

------------------------
(1)  Mr. Dill retired July  27, 1995 and  Mr. Bane joined  the Company July  26,
     1994.
(2) Consists of a $6,392 Company contribution to the Company's Employees' Sheltered Savings Plan, and a $17,898 Company contribution to the Company's Employees' Excess Benefit Plan.
(3) Consists of $162,000 in severance benefits (representing 52 weeks of salary paid in accordance with the Company's past practices), a $3,466 Company contribution to the Company's Employees' Sheltered Savings Plan, and a $9,703 Company contribution to the Company's Employees' Excess Benefit Plan.
(4) Consists of a $385 Company contribution to the Company's Employees' Sheltered Savings Plan, and a $846 Company contribution to the Company's Employees' Excess Benefit Plan.
(5) Consists of a $3,467 Company contribution to the Company's Employees' Sheltered Savings Plan, and a $9,707 Company contribution to the Company's Employee Excess Benefit Plan.
(6) Consists of a $7,158 Company contribution to the Company's Employees' Sheltered Savings Plan, and a $4,074 Company contribution to the Company's Employees' Excess Benefit Plan.

    In September 1994, the Board of Directors authorized a new supplemental executive pension plan (effective January 4, 1995) which provides retirement income based on each participant's final salary and years of service with the Company. The plan, called the Company's Executive Salary Protection Plan II ("ESPP II"), provides additional post-termination retirement income based on each participant's final salary and years of service with the Company. The funding of this benefit will be facilitated through the purchase of life insurance policies, the premiums of which will be paid by the Company and participant contributions. The Company also has a defined benefit pension plan covering its non-union and executive employees. Benefits under the defined benefit plan are equal to credited service times the sum of 95% of earnings up to the covered compensation amount plus 1.45% of earnings in excess of the covered compensation amount. The covered compensation is based on IRS Tables.

    ESPP II supersedes and replaces the Executive Salary Protection Plan I ("ESPP I"). Under ESPP I, Certified purchased life insurance policies for certain officers. Upon reaching age 65 (or upon termination, if earlier), the employee was given the cash surrender value of the policy, plus any additional income taxes incurred by the employee as a result of such distribution.

    The following table sets forth the estimated annual benefits under the defined benefit plan and the ESPP II plan which qualifying officers with selected years of service would receive if they had retired on September 2, 1995 at the age of 65.

                               PENSION PLAN TABLE

                                                                          YEARS OF SERVICE
                                                  ----------------------------------------------------------------
REMUNERATION                                       5 YEARS   10 YEARS   15 YEARS   20 YEARS   25 YEARS   33 YEARS
------------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
  $100,000......................................  $  26,008  $  52,016  $  68,024  $  69,032  $  70,040  $  71,653
  125,000.......................................     32,530     65,060     85,090     86,370     87,650     89,697
  150,000.......................................     39,052     78,104     89,455     91,007     92,559     95,042
  175,000.......................................     45,302     87,904     89,455     91,007     92,559     95,042
  200,000.......................................     51,552     87,904     89,455     91,007     92,559     95,042
  225,000.......................................     57,802     87,904     89,455     91,007     92,559     95,042
  250,000.......................................     64,052     87,904     89,455     91,007     92,559     95,042
  300,000.......................................     76,552     87,904     89,455     91,007     92,559     95,042
  350,000.......................................     86,352     87,904     89,455     91,007     92,559     95,042
  400,000.......................................     86,352     87,904     89,455     91,007     92,559     95,042
  450,000.......................................     86,352     87,904     89,455     91,007     92,559     95,042

    The Company's ESPP II is designed to provide a retirement benefit up to 65% of a participant's final compensation, based on a formula which considers an executive's final compensation and years of service. Remuneration under ESPP II is based upon an executive's highest annual base wage during the previous three completed years, which includes his or her annual salary as determined by the Board of Directors plus an automobile allowance with a 4% annual increase. The benefit is subject to an offset of the annual benefit which would be received from the defined benefit plan, calculated as a single life annuity at age sixty-two. To qualify for participation in the benefit, the executive must complete three years of service as an officer elected by the Board of Directors of the Company. Executives will vest at a rate of 5% per year with all years of continuous service credited. The ESPP II maximum annual benefit upon retirement for calendar 1995 shall not exceed $84,800 and will be paid over a 15-year certain benefit. This maximum benefit will increase annually thereafter at the rate of 6%. Lesser amounts are payable if the executive retires before age sixty-five. The maximum annual amount payable by years of service is reflected within the table at the compensation level of $450,000. As of September 2, 1995, credited years of service for named officers are: Mr. Plamann, 6 years; Mr. Bane, 1 year; Mr. Dill, 37 years; Mr. Gross, 14 years; and Mr. Pilliter, 19 years.

DIRECTOR COMPENSATION

    Each director receives a fee of $300 for each regular board meeting attended, $100 for each committee meeting attended and $100 for attendance at each board meeting of a subsidiary of the Company on which the director serves. In addition, directors are reimbursed for Company related expenses.

CUMULATIVE TOTAL SHAREHOLDER RETURN

    The following graph sets forth the five year cumulative total shareholder return on the Company's common stock as compared to the cumulative total return for the same period of the S&P 500 Index and Peer Issuers consisting of Spartan Stores, Inc. and Roundy's, Inc. Like the Company, Spartan Stores and Roundy's are retailer-owned wholesale grocery distributors. While Spartan Stores pays a dividend on its stock, the Company and Roundy's do not. The shares of the Company and the Peer Issuers are not traded on any exchange and there is no established public market for such shares. The price of the Company's shares during each of its fiscal years is the book value of such shares as of the end of the prior fiscal year.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
              AMONG THE COMPANY, S&P 500 INDEX AND PEER ISSUERS**

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             COMPANY      S&P 500     PEER ISSUERS
1990                100        100               100
1991               94.1      122.6             104.9
1992               89.5      128.4             110.8
1993               90.1      143.7             117.8
1994               89.9      147.4             125.9
1995               91.4      174.2             136.6

Assumes $100 invested on August 31, 1990 in Company common stock, S&P 500 Index and Peer Issuers common stock

 * Total return assumes reinvestment of dividends

**  Fiscal years  ended August  31, 1991,  August 29,
   1992, August  28,  1993,  September  3,  1994  and
   September 2, 1995

                    TRANSACTIONS WITH MANAGEMENT AND PERSONS
                          NAMED IN THE ADVISORY BALLOT

    All directors of the Company and all persons named in the Advisory Ballot who are not directors (or the firms with which such directors and persons are affiliated) purchase groceries, related products and store equipment from the Company or its subsidiaries in the ordinary course of business at prices and on terms available to patrons generally. During the fiscal year ended September 2, 1995, no director of the Company or person named in the Advisory Ballot who is not a director (nor the firms with which such directors and persons are affiliated) accounted for in excess of 5% of the Company's consolidated sales.

    In September 1992, the Company guaranteed the obligations of Mar-Val Food Stores, Inc., of which director Mark Kidd is the President and a shareholder, under a lease of market premises located in Valley Springs, California. The guarantee is of the obligations of Mar-Val Food Stores, Inc. to pay base rent, common area costs, real estate taxes and insurance during the initial fifteen year term of the lease. Base rent under the lease is $10,080 per month. The Company's total obligation under the guarantee, however, is limited to the sum of $736,800. In consideration of its guarantee, the Company receives a monthly fee from Mar-Val Food Store, Inc. equal to 5% of the base monthly rent under the lease.

    The Company leases its produce warehouse to Joe Notrica, Inc., of which director Morrie Notrica is the President and a shareholder. The lease is for a term of five years expiring in November 1998 and contains an option to extend for an additional five year period. Monthly rent during the initial term is $24,000. If the option to extend is exercised, rent during the option period will be the lesser of fair rental value or the monthly rent during the initial term as adjusted to reflect the change in the Customer Price Index during the initial term.

    Cala Co. (a patron affiliated with Alpha Beta Company) acquired the stock of Bell Markets, Inc. in June 1989. The Company guaranteed the payment by Cala Co. of certain promissory notes in favor of the selling shareholders. The promissory notes mature in June 1996 and total $8 million; however, the Company's guaranty obligation is limited to $4 million. In addition, and in connection with the acquisition, the Company guaranteed the lease obligations of Bell Markets, Inc. during a 20-year period under a lease relating to two retail grocery stores located in San Francisco, California. Annual rent under the lease is $327,019. In the event the Company's guaranty is ever called upon, the Company has the right to receive an assignment of the lease relating to the locations. Concurrently with the foregoing transactions, Bell Markets, Inc. entered into a 5-year agreement to purchase a substantial portion of its merchandise requirements from the Company.

    Grocers General Merchandise Company ("GM"), a subsidiary, and Food 4 Less GM, Inc. ("F4LGM"), an indirect subsidiary of Ralphs Grocery Company, are parties to a joint venture agreement. Under the agreement, GM and F4LGM are partners in a joint venture partnership known as Golden Alliance Distribution ("GAD"). The partnership was formed for the purpose of providing for the shared use of the Company's general merchandise warehouse located in Fresno, California, and each of the partners has entered into a supply agreement with Golden Alliance Distribution providing for the purchase of general merchandise products from Golden Alliance Distribution.

    The Company guarantees certain obligations under a sublease of market premises located in Pasadena, California, and under which Berberian Enterprises, Inc., of which Director John Berberian is the President and a shareholder, is the sublessor. The guaranty is of the obligations of the sublessee to pay minimum rent, common area costs, real estate taxes and insurance during the first seven years of the term of the sublease, which commenced in September 1995. Minimum rent under the sublease is $10,000 per month. In consideration of its guaranty, the Company receives a monthly fee from the sublessee equal to 5% of the monthly amounts guaranteed.

    On February 1, 1995, GCC made a loan of $69,000 to Corwin J. Karaffa, the Company's Vice President-Distribution. The loan was for the purpose of assisting Mr. Karaffa in acquiring a home in connection with his becoming employed by the Company. The loan bears interest at 8% per annum and is secured by a second deed of trust on the home. The loan has a term of eight years, with interest only payable during the first five years.

    In fiscal 1993, GCC acquired one hundred fifty (150) shares of preferred stock and three hundred thousand (300,000) shares of common stock of Major Market, Inc. ("MMI"), of which nominee Richard L. London is the President and a shareholder, for a price of approximately $1.5 million. In December 1994, GCC finalized an agreement with MMI whereunder MMI repurchased all of the preferred stock and two hundred eighty-two thousand six hundred (282,600) shares of the common stock for a price of $2.7 million, of which $2,580,000 is represented by a seven-year promissory note from MMI to GCC. The promissory note bears interest at prime plus two percent, adjusted quarterly, and is secured by the assets of MMI. As additional security, GCC received a guarantee from Mr. London and a pledge of his shares in MMI. In connection with this repurchase, Mr. London, MMI, GCC and certain other shareholders of MMI agreed that GCC will have certain preemptive rights to acquire additional common shares, rights to have its common shares included proportionately in any transfer of common shares by Mr. London, and rights to have its common shares included in certain registered public offerings of common stock which may be made by MMI. In addition, GCC will have certain rights, at its option, to require that MMI repurchase GCC's shares, and MMI will have certain rights, at its option, to repurchase GCC's shares. In connection with these transactions, MMI entered into a seven-year supply agreement with the Company (to replace an existing supply agreement) whereunder MMI is required to purchase a substantial portion of its merchandise requirements from the Company. The supply agreement is subject to earlier termination in certain situations.

    In fiscal 1995, the Company leased certain market premises to be constructed and located in Los Angeles, California, and which the Company subleases to Hafsa Corporation, of which nominee Farid (Mike) Shalabi is the President and a shareholder. The term of the lease is fifteen years, with four five-year options to extend. The premises are expected to contain approximately 20,000 square feet. Base rent during the initial term will be $9.00 per square foot, increasing by 15% during the first option period and 5% during each of the three remaining option periods. In connection with its sublease of the premises to R-Ranch Markets, the Company would receive monthly an additional rent equal to 5% of the base monthly rent.

    In June 1993, Grocers Specialty Company ("GSC"), a subsidiary, sold a former cash and carry location in Los Angeles, California, to a group of purchasers, including a trust of which Mr. Shalabi is a trustee. The total purchase price was approximately $495,000, of which approximately $300,000 was paid by means of a ten year promissory note bearing annual interest at 9 1/2%. The note is secured by a deed of trust on the location. The balance presently outstanding under the note is approximately $352,000. In September 1994, GSC also sold a former cash and carry location in Los Angeles, California, to a group of purchasers, including a trust of which Mr. Shalabi is a trustee. The total purchase price was $550,000, of which $440,000 was paid by means of a seven year promissory note bearing annual interest at 8%. The note is secured by a deed of trust on the location. The balance presently outstanding under the note is approximately $275,000.

    In July 1995, GCC entered into an agreement with Park and Shop Market, Inc. ("Park and Shop"), of which nominee William Andronico is the President and a shareholder, under which GCC agreed to provide advances to Park and Shop of up to $2,500,000. The advances are available until December 31, 2000, and must be in minimum amounts of $500,000. Each advance must be repaid within five years of the date of the advance and bears interest at the rate of prime plus 1 1/2%, payable quarterly in arrears. Advances are available to finance new store expansion. Amounts advanced by GCC are subordinated to specified bank debt not to exceed $8,500,000 in amount. Advances totaling $1,500,000 have been made and are presently outstanding. In connection with this transaction, Park and Shop entered into a supply agreement providing for the purchase by Park and Shop of a substantial portion of its merchandise requirements from the Company. The term of the supply agreement if five years, subject to extension each time an advance is made.

    GCC guarantees a portion of a line of credit between NCCB and Park and Shop. The line consists of a $3,300,000 term loan and a $3,800,000 advancing term loan each maturing on October 1, 2002. Until October 1, 2000, the term loan bears interest at a fixed rate based on U.S. Treasury Security yields, at which time it converts to a floating rate based on LIBOR. Advances under the advancing term loan are available until September 20, 1996. Advances are at a fixed or floating rate, at the option of Park and Shop, but convert to a floating rate of interest on October 1, 2000. GCC has agreed to subordinate its loan to Park and Shop described in the preceding paragraph to the loans from NCCB. The loans are collateralized by certain leasehold improvements and personal property. The guaranty by GCC is limited to 10% of the outstanding principal balance of the loans, but the guaranty does not become effective so long as the principal amount of GCC's loan to Park and Shop discussed in the preceding paragraph is $500,000 or more. In consideration of its guaranty, GCC will receive an annual fee from Park and Shop equal to 3.75% of the guaranty amount.

    Certain other transactions involving other directors of the Company are described beginning at page 6 under the caption "Compensation Committee Interlocks and Insider Participation."

              SHAREHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

    Under the present rules of the Securities and Exchange Commission (the "Commission"), and in view of the presently anticipated date of the Company's Proxy Statement for this year's Annual Meeting of Shareholders, the deadline for shareholders to submit proposals to be considered for inclusion in the Company's Proxy Statement for next year's Annual Meeting of Shareholders is expected to be October 5, 1996. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the Commission. Such proposals should be submitted to the Corporate Secretary of the Company at the address of the Company's principal executive office shown on the first page of this Statement.

                                          BY ORDER OF THE NOMINATING
                                          COMMITTEE OF THE BOARD OF
                                          DIRECTORS
Dated: January 2, 1996

                                          DAVID A. WOODWARD, CORPORATE SECRETARY

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED SEPTEMBER 2, 1995, EXCLUDING EXHIBITS, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO THE CORPORATE SECRETARY OF THE COMPANY AT THE ADDRESS OF THE COMPANY'S PRINCIPAL EXECUTIVE OFFICE SHOWN ON THE FIRST PAGE OF THIS STATEMENT.

                                ADVISORY BALLOT
                   Mark up to 12 names, but not more than 12.

The   parenthetical   letter   "N"  designates   representatives   for  Northern
California shareholders.

 / /     Louis A. Amen
         (Incumbent)

 / /     William Andronico (N)

 / /     John Berberian
         (Incumbent)

 / /     William C. Evans (N)

 / /     Gene A. Fulton
         (Incumbent)

 / /     Scott Hair

 / /     Lyle A. Hughes
         (Incumbent)

 / /     Darioush Khaledi
         (Incumbent)

 / /     Mark Kidd (N)
         (Incumbent)

 / /     Richard L. London

 / /     Willard "Bill" MacAloney
         (Incumbent)

 / /     Jay McCormack
         (Incumbent)

 / /     Louis Melillo

 / /     Morrie Notrica
         (Incumbent)
 / /     Michael A. Provenzano
         (Incumbent)

 / /     Gail Gerrard Rice

 / /     Allan Scharn
         (Incumbent)

 / /     Farid (Mike) Shalabi

 / /     Jim Stump
         (Incumbent)

 / /     Milt Thaler

 / /     Daniel W. Vengler

 / /     Kenneth Young (N)
         (Incumbent)

                                   IMPORTANT!

 This ballot is not a proxy. At this time we are not asking you for a proxy, and request that you not send us a proxy.

 This ballot is not valid unless returned in the envelope provided. It must be received by January 19, 1996.

                     CERTIFIED GROCERS OF CALIFORNIA, LTD.

                                   CERTIFIED  [LOGO]
                     CERTIFIED GROCERS OF CALIFORNIA, LTD.

                            CANDIDATES' STATEMENTS

                             1996 ADVISORY BALLOT

CANDIDATES' STATEMENTS
-------------------------------------------------------------------------------

[PHOTO]
LOUIS A. AMEN
(INCUMBENT)
SUPER A FOODS, INC.
LOS ANGELES AND ORANGE COUNTIES

  For the past 21 years, Mr. Amen has served on the board of directors of Certified and is a past chairman of the board. Currently, Mr. Amen is a member of the Finance, Administrative, and Personnel and Executive Compensation Committees. In addition, Mr. Amen is chairman of Grocers Specialty Company and a director for Springfield Insurance Company, Ltd., two of Certified's subsidiaries. Mr. Amen is also a director and past chairman of California Grocers Association.
  Mr. Amen is the owner-operator of Super A Foods which operates 10 stores. He has been actively involved in the food industry for over 52 years and a Certified member for 43 years.



[PHOTO]
BILL ANDRONICO
ANDRONICO'S PARK AND SHOP
BERKELEY AND SAN FRANCISCO

  Mr. Andronico attended U.C. Berkeley earning a B.A. degree in Economics in 1979. In 1982, he received his MBA at the University of Southern California, completing the curriculum within the Food Industry Management Program. Mr. Andronico began his food retail career as a courtesy clerk at the family's four store company in 1975 and was exposed to many functions at store level thereafter.
  In the 1980's, Mr. Andronico assumed increasing levels of corporate responsibility, including personnel, MIS, merchandising and store planning. In 1985 he became vice president and chief operating officer of Andronico's and in 1988 he rose to become president, where he remains today. Working alongside his father, Mr. Andronico has assembled a top-flight management team to help grow the business. Currently operating four stores in Berkeley and one in San Francisco, Andronico's is preparing to open three new stores in 1996 in Palo Alto, Los Altos and San Anselmo. Community involvement has always been critical to Andronico's and Mr. Andronico has spent much time helping schools, churches and hospices raise funds and develop programs.
  Mr. Andronico views the cooperative wholesaler as a vital partner in the independent grocers' struggle to be competitive while maintaining or expanding the business. Important programs must be sustained or improved to keep pace with the industry. Finding ways to continually better wholesaler efficiencies is critical to Certified Grocers' long-term survival.

CANDIDATES' STATEMENTS
-------------------------------------------------------------------------------

[PHOTO]
JOHN BERBERIAN
(INCUMBENT)
BERBERIAN ENTERPRISES, INC.
DBA
JONS MARKETS
LOS ANGELES

  Mr. Berberian is currently a member of Certified's Board of Directors where he serves on the Finance and Retail Development Committees. Mr. Berberian also serves as a member of the board of Grocers Specialty Company, Grocers General Merchandise Company and Grocers Equipment Company, three of Certified's subsidiaries.
  Mr. Berberian is the owner and president of Jons Markets which operates 11 successful independent stores. Because it is a family-owned chain, Mr. Berberian has acquired experience in all phases of retail operation.
  Since 1977, when he opened his first store, Mr. Berberian has been an active member of Certified and has worked closely with them. As Jons Markets grew to 11 stores in a relatively short time, Mr. Berberian has learned how valuable Certified is to its members and is sensitive to the many problems facing independents today.
  Mr. Berberian believes that his past experience as a Certified board member will enable him to make a positive contribution to the Certified membership.



[PHOTO]
WILLIAM (CHUCK) EVANS
TWAIN HARTE MARKET, INC.
TWAIN HARTE, CALIFORNIA

  Mr. Chuck Evans is president and co-owner with his wife of Twain Harte Market, in Twain Harte, California. He started in the grocery industry in 1946 with Purity Stores. After four years in the U.S.A.F., he worked with Safeway Stores for a total of 23 years, managing for 20 years.
  In 1979, he and his wife purchased a small 4,000 sq. ft. grocery store in Twain Harte. In 1982, they opened a new 20,000 sq. ft. market in a new shopping center in that city.
     Mr. Evans is very involved in community organizations. He has been the past president of the Rotary Club and the Chamber of Commerce. He currently serves on the board of El Capitan National Bank and is Financial Chairman for Outreach, through Young Life International, to high-school-age young people in Russia.
  Mr. Evans is very active in the grocery industry, and was selected as an Outstanding Independent Grocer for nine years straight by Progressive Grocer Magazine. He currently serves as a director on the boards of NCGA and CGA.
     Mr. Evans states, "I'm excited about what is happening at Certified.
Many good changes are going on, and I hope I continue to be a part of that. I think the board needs a one store operator that is involved."
     Mr. Evans is a past director of Certified where he served on the Retail Development Committee. He also served as a director of Grocers Capital Company and Grocers Specialty Company, two of Certified's subsidiaries.

CANDIDATES' STATEMENTS
-------------------------------------------------------------------------------

[PHOTO]
GENE FULTON
(INCUMBENT)
JENSEN'S COMPLETE SHOPPING, INC.
DBA
JENSEN'S FINEST FOODS
BLUE JAY

  Mr. Fulton currently serves as a member of Certified's Board of Directors.
He is also chairman of the Nominating Committee and a member of the Audit Committee. He serves as a director of Grocers and Merchants Insurance Service, Grocers General Merchandise Company, Grocers Specialty Company, Springfield Insurance Company and Springfield Insurance Co., Ltd., five of Certified's subsidiaries. Times such as these are truly tough for all of us, and it is imperative that we keep our product costs as low as possible. This is his number one goal.
  Mr. Fulton started his grocery industry career in 1957 as a box boy, advancing to the post of General Manager in 1971. Ten years later, he purchased the original Jensen's Finest Foods in Blue Jay.
  As president of Jensen's Finest Foods, Mr. Fulton now operates markets in Blue Jay, Palm Desert, Palm Springs and Wrightwood. He also operates convenience stores in Lake Arrowhead and Rancho Mirage, dba Jensen's Minute Shoppe.
  He is active in community affairs and is a firm believer that the independent
has a strong future in California.   Mr. Fulton welcomes your ideas and
support.



[PHOTO]
SCOTT HAIR
GREEN FROG MARKET
BAKERSFIELD

  Mr. Hair has operated Green Frog Market, a second generation family store, since its founder's death in 1988. He is a graduate of Cal State Bakersfield, where he majored in biology. He has successfully administrated over the succession of a family business from the founding generation to its second generation owners.
  Mr. Hair is a past president and current director of the Kern County Independent Grocers Association, in addition, he has chaired the local AFL-CIO roundtable for labor and management. Mr. Hair currently serves as chairman of the Business Retention Committee of the Kern County Council on Competitiveness, and as a director of the Cal State Bakersfield Roadrunner Club.
  Mr. Hair believes the current board has done a good job of directing the reorganization of Certified. He feels Certified is on track when they acknowledged the majority of their business is derived from smaller volume stores, and encourages management in their pursuit of resolving smaller store issues. Mr. Hair thinks the technological advancement of the company and its members is the best remedy for the loss of sales support to the independents. Mr Hair welcomes your support of his candidacy, and for any questions or comments you may have please call him at 805-322-8420.

CANDIDATES' STATEMENTS
-------------------------------------------------------------------------------

[PHOTO]
LYLE A. HUGHES
(INCUMBENT)
YUCAIPA TRADING CO., INC.
DBA
SUPER PENNY MART
YUCAIPA

   At present, Mr. Hughes is a Certified board member and serves on the Audit, Finance and Retail Development Committees. He serves as Chairman of Grocers Equipment Company and is a director of Grocers Specialty Company, two of Certified's subsidiaries.
       Mr. Hughes has worked in the grocery industry for the past 42 years. He is now a partner-owner and general manager of Super Penny Mart in Yucaipa, California.
       Mr. Hughes feels there is a definite future for independent operators provided Certified is able to remain strong and continues to be a low-cost supplier of product. He also believes Certified must foster a climate in which current and new operations can thrive and grow. With your help he will work toward these goals.



[PHOTO]
DARIOUSH KHALEDI
(INCUMBENT)
K.V. MART CO.
DBA
TOP VALU MARKETS &
VALU PLUS FOOD WAREHOUSES

  Mr. Khaledi, Chairman and Chief Executive Officer of K.V. Mart Co., opened the first Top Valu Market in Torrance in 1977, and has been a member of Certified from that time forward. Mr. Khaledi now operates nine Top Valu Markets and five Valu Plus Warehouse Markets.
  Mr. Khaledi was elected to the board for a fourth time last year, and plays a major role in the re-engineering of Certified. He is the 2nd Vice Chairman and an active member of the Finance, Personnel and Executive Compensation, Administrative and Retail Development Committees, as well as, a director of Grocers Equipment Company, Grocers Capital Company and Grocers Specialty Company, three of Certified's subsidiaries.
  Darioush was honored five times by the Progressive Grocer Magazine, and serves on the board of directors for the Food Marketing Institute, California Grocers Association, and the Food Industry Insurance Association. Darioush maintains a high visibility in the industry and is very involved in industry issues, at the local, state, and national levels.
  Mr. Khaledi graduated with a Masters Degree in Civil Engineering from Tehran Polytechnic in 1968. He also graduated from the University of Southern California's Effective Management Program in 1981 and the Cornell University Food Executive Program in July 1995.

CANDIDATES' STATEMENTS
-------------------------------------------------------------------------------

[PHOTO]
MARK KIDD
(INCUMBENT)
MAR-VAL FOOD STORES, INC.
CENTRAL VALLEY

  Mr. Kidd is the owner and president of Mar-Val Food Stores, a family run company in the Central Valley.
  Mr. Kidd is presently a director on the Certified Board and serves as a member of the Retail Development and Nominating Committees. He is the chairman of both the Grocers and Merchants Insurance Service and Springfield Insurance Company, and a director of Grocers Equipment Company. He is actively involved in all aspects of the grocery industry. Mr. Kidd has been involved in the grocery business for 28 years, beginning in his high school years. He then went on to graduate from Bringham Young University and returned to California to begin to build onto the family business.
  Mr. Kidd has served on the board of directors of Northern California Grocers Association, becoming chairman in 1984. He has served on the board of directors of CGA, and has served on the board of directors of National Grocers Association. He is active in his community and church affairs. Mr. Kidd feels that independent grocers need to work together in combating the competition of the major chains.
  Mr. Kidd welcomes your ideas and asks for your support.



[PHOTO]
RICHARD L. LONDON
MAJOR MARKET, INC.
ESCONDIDO

  As president and chief executive officer of Major Market, Mr. London put together an aggressive and talented team and started the highly successful company seven years ago in North San Diego County. Currently they have two high volume stores, one in Fallbrook and the other in Escondido. Extensive expansion plans are scheduled concentrating on North San Diego County. The Escondido store was designed by Mr. London and features a full service french bakery, food service "court" complete with Chinese and Mexican kitchens and a barbecue mesquite grill. The store is very unique in concept and design from the fresh fruits and vegetables to the fresh service seafood and butcher shop.
  Beginning his grocery career with Vons Companies in 1952, Mr. London progressed through the ranks to senior vice president in 1983; third in command of approximately 180 stores. He served on the board of directors and the executive, real estate and store planning committees while at Vons. He currently serves on the board of directors for Major Market.
  He was recently elected to serve on the board of directors for California Grocers Association.
  As Certified moves further into the challenging 90's, his commitment to excellence and innovative contributions will be an invaluable asset to the entire Certified organization.

CANDIDATES' STATEMENTS
-------------------------------------------------------------------------------

[PHOTO]
WILLARD "BILL" MacALONEY
(INCUMBENT)
MAC BER, INC.
DBA
JAX MARKETS
ORANGE COUNTY

  Mr. MacAloney is the current chairman of the board for Certified and, as chairman, he is an ex-officio member of all board committees and ex-officio director of all Certified subsidiaries. He participates in all Certified programs.
  In addition to his Certified responsibilities and the operation of his four successful Jax Markets, Mr. MacAloney is a vice chairman of the Food Marketing Institute (FMI) of Washington, D.C., and a board member for California Grocers Association (CGA) and Western Association of Food Chains (WAFC).
  Mr. MacAloney believes the board of directors should be the driving force in establishing Certified's future for the success of the independents. A strong co-op is fundamental to the survival of independent grocers in our changing marketplace. Mr. MacAloney is accustomed to getting results even through the most difficult times, and he feels that this is the time to have board members who can do the same.



[PHOTO]
JAY McCORMACK
(INCUMBENT)
ALAMO MARKET, 29 PALMS
GLEN AVON MARKET, GLEN AVON

  Mr. McCormack is the owner-operator of the Alamo Market since 1986, and co-owner of Glen Avon Market which opened in 1993. He worked for Certified from 1975 to 1986, acquiring a working knowledge of the co-op and its members.
  Mr. McCormack has served you on Certified's board since July 1992, chairs the Retail Development Committee, serves on the Finance and Nominating Committees, and is a director of Grocers Equipment Company, Grocers Capital Company and Hawaiian Grocery Stores, three subsidiaries of Certified.
  Mr. McCormack believes the board is ultimately responsible for the successful operation of Certified Grocers. He believes the company should focus on 4 major objectives:
  1. Control and reduce Certified's gross margin, which translates into the retailers cost of goods;
  2. Control and reduce Certified's expenses as a percentage of sales;
  3. Increase volume through Retail Development; and
  4. Provide a satisfactory patronage dividend return to members.
  Mr. McCormack welcomes the opportunity to serve you. Please call him with comments or concerns at 619-367-7216.

CANDIDATES' STATEMENTS
-------------------------------------------------------------------------------

[PHOTO]
LOUIS MELILLO
LOUIS FOODS, INC.
PASADENA

  Mr. Melillo began his grocery career in a family store outside of Boston, at a very young age. His move to California brought him to Boys Market, and a clerks job. His many years and many positions brought him to the top position of executive vice president. In 1979 he left the corporate world to become an Independent store owner.
  During his many years in the grocery industry, Mr. Melillo was heavily involved in Food Industry Associations, and was elected chairman of the board of the Southern California Grocers Association (1978-1979).
  Prior to opening his own store, Mr. Melillo taught marketing and management classes for many years at the UCLA School of Business.
  Mr. Melillo has been through the many cycles of the grocery business. He has a strong commitment to Certified, and believes that his contribution can strengthen Certified's future, as well as the members. He enjoys challenges and knows how to survive throughout the toughest times, and competition. To remain strong through the tough times is insurance for a successful future.



[PHOTO]
MORRIE NOTRICA
(INCUMBENT)
JOE NOTRICA, INC.
DBA
THE ORIGINAL 32ND STREET MARKET
LOS ANGELES

  Mr. Notrica is president and sole operating officer of one of the largest independent markets in Los Angeles. Under his direction, The Original 32nd Street Market has expanded from 1,800 to 50,000 square feet and is still growing. In addition, he has opened four additional stores.
  In his more than 44 years in the food industry, Mr. Notrica has been active in every phase of the business from the buying of produce and other department commodities, to the complex areas of accounting, payroll and other corporate functions. Mr. Notrica is an innovator whose 16 checkstand scanning registers have attracted interest from retailers as far away as New Zealand, Japan and Finland.
  Mr. Notrica has received resolutions from the Los Angeles City Council and the California State Assembly for his civic affairs activity. He has also received the Progressive Grocers Merchandising Award for 1985-1986 and the Mexican American Grocers Association Retailer of the Year Award for 1987. A member of the Certified board of directors, he serves on the Finance, Nominating and Retail Development Committees, and the boards of Grocers and Merchants Insurance Service, Grocers General Merchandise Company, Grocers Specialty Company, Hawaiian Grocery Stores, and the Springfield Insurance Companies. He is also a director of California Grocers Association, a member of the Public Affairs Assembly of the Food Marketing Institute, and serves on the board of directors for the Mexican American Grocers Association. He believes that the retail food industry is a "people business" and he's involved.

CANDIDATES' STATEMENTS
-------------------------------------------------------------------------------

[PHOTO]
MICHAEL A. PROVENZANO
(INCUMBENT)
PRO & SON'S, INC.
DBA
SOUTHLAND MARKET
ONTARIO

  Mr. Provenzano has worked for 38 years in the grocery industry. He is a graduate of Cal Poly Pomona, where he majored in business. He received a food industry scholarship to USC, and was nominated to the roster of Outstanding Young Men of America.
  Mr. Provenzano serves on the Finance and Retail Development Committees, and is a director for Grocers and Merchants Insurance Service, Grocers General Merchandise Company, Grocers Specialty Company, and the Springfield Insurance Companies, five of Certified's subsidiaries. He is past chairman of the California Grocers Association and was again selected to serve as director on that board. Representing the independents, Mr. Provenzano serves as a committee member to the Food Marketing Institute (FMI).
  Mr. Provenzano purchased Southland Market in 1979. In 1987 it was voted as one of the top independents across the United States.
  As an independent he recognizes the needs of retail operators in our changing marketplace and will offer his best efforts to represent you on the board. He welcomes your questions. You may call him at 909-984-8711.



[PHOTO]
GAIL GERRARD RICE
GERRARDS MARKETS, INC.
REDLANDS, SAN BERNARDINO COUNTY

  Gail Gerrard Rice is co-owner and executive vice-president of Gerrards Markets in Redlands, a family owned business with 65 years of successful operation. She joined the business in 1974 and has been involved in all aspects of store management since.
  Ms. Rice served as President of the Redlands Chamber of Commerce from 1992 to 1994, was named Business Woman of the Year in 1993 by the Redlands Chapter of ABWA, and was a 1995 honoree of the University of Redlands Town and Gown for contributions to the business community. She is a graduate of Chapman College (now Chapman University) in Orange.
  Ms. Rice's two stores have supported Certified throughout the years in all departments. She understands that the future of the independent operator in California is tied to the success of Certified and that the core value of a cooperative wholesaler is to provide product at the lowest possible cost to keep its members competitive. As a potential board member, she believes that Certified is the only viable alternative for the independent operator today and that our strength must be enhanced through results-oriented management.

CANDIDATES' STATEMENTS
-------------------------------------------------------------------------------

[PHOTO]
ALLAN SCHARN
(INCUMBENT)
GELSON'S MARKETS
MAYFAIR MARKETS
ENCINO

  Allan Scharn is currently a member of Certified's Board of Directors. As a director, he is the chairman of Grocers General Merchandise Company, a subsidiary of Certified.
  Following six years with Serber's Foods, a three store independent grocer, Mr. Scharn joined Gelson's Markets in 1960 as a grocery clerk. He has subsequently served as assistant manager, grocery manager, store manager, grocery, frozen food and general merchandise buyer, vice president and general manager and is currently, president of Gelson's Markets.
  Mr. Scharn believes that the independent food retailer's survival and ability to grow in today's competitive marketplace can be assured only if we position Certified Grocers to provide the lowest cost goods and the highest quality services required by its members.



[PHOTO]
FARID (MIKE) SHALABI
R RANCH MARKETS, INC.
LOS ANGELES AND ORANGE COUNTY

  Farid (Mike) Shalabi is president and CEO of a group of successful, growth-oriented independent grocery stores, the R-Ranch Markets. He represents an aggressive, retail and wholesale operation and is highly qualified both in knowledge and ability to cope with over-all operations and problem solving that are necessary functions in today's business climate.
  In the grocery business since 1973, Mr. Shalabi has acquired the experience to creatively convey his ideas and wisdom to the functioning of ongoing growth and continued success. He is cognizant of the important daily issues, as well as the long range goals of his associates and peers, and evinces the inherent qualifications to be a leader.
  Mr. Shalabi has much to contribute to the organizational development and functioning of Certified Grocers.

CANDIDATES' STATEMENTS
-------------------------------------------------------------------------------

[PHOTO]
JIM STUMP
(INCUMBENT)
STUMP'S MARKET, INC.
SAN DIEGO

  Currently, Mr. Stump is a member of Certified's Board of Directors and serves on the Personnel and Executive Compensation, Finance and Retail Development Committees. He is the chairman of Grocers Capital Company and a director for Grocers Equipment Company and Hawaiian Grocery Stores, three of Certified's subsidiaries.
  Mr. Stump has worked in the grocery industry for 41 years, 22 of them with a chain operation where he rose to the post of district manager responsible for 22 stores. He has spent the past 19 years developing and operating his own stores. He is president of Stump's Market, Inc., San Diego.
  Mr. Stump believes that because of his experience in both chain store and single-store operations he can relate to the problems and opportunities of each. He feels strongly that areas as large as San Diego and Imperial Counties should have representation on the board.



[PHOTO]
MILT THALER
CITY FOODS
LOS ANGELES

  Mr. Thaler has been a Certified member for over 40 years. He has extensive experience in market construction, remodeling and management.
  At present, he operates five markets in the Los Angeles area. He knows what the market operator needs from Certified, and if elected, he will do his best to see that Certified remains a strong and viable organization that serves its membership well.

CANDIDATES' STATEMENTS
-------------------------------------------------------------------------------

[PHOTO]
DANIEL W. VENGLER
OAK CREEK MARKET, INC.
SUN VALLEY MARKET, RAMONA            DEL MAR VILLAGE MARKET
ALPINE CREEK MARKET, ALPINE          DANIEL'S MARKET, BONSALL
VILLAGE STATION MARKET, LA MESA      DANIEL'S LIQUOR, RAMONA
DANIEL'S MARKET, DEL MAR

  Mr. Vengler began working in the grocery business in 1965. After becoming a manager with a local chain, Mr. Vengler purchased his own market in 1972.
Since that time his company has grown from the first market, Sun Valley Market, to now include six others. With 30 Years of experience, Mr. Vengler has gained a considerable amount of insight and knowledge in all areas of marketing.
  Mr. Vengler has been honored with Southern California Grocer of the Year for San Diego County. Mr. Vengler is also involved in local service organizations and is past president of the Ramona Chamber of Commerce. He is presently serving on the Chamber's board of directors. He has also served on special committees for Certified.
  As an independent grocer with over 30 years of experience, Mr. Vengler is sensitive to the need of the independents and the importance that Certified plays in our future.



[PHOTO]
KENNETH YOUNG
(INCUMBENT)
JACK YOUNG'S SUPERMARKETS
DBA
YOUNG'S MARKETS
VISALIA

  Mr. Young is vice president and a stockholder of Young's Markets, a family run company that has been a member of Certified since 1950 (45 years). Young's Markets operates six supermarkets located in Visalia and Bakersfield. Mr. Young has been involved in food retailing since 1960. Mr. Young is experienced in all phases of the business including operations, purchasing, advertising, personnel, accounting, data processing, and real estate.
  Mr. Young holds a Masters Degree in Accounting from UCLA and a B.S. Degree from USC's Food Distribution Program (1967-1968). Mr. Young is a supporter of Future Business Leaders of America in high school and is now a professional member of FBLA. Mr. Young is married and has a son and a daughter (twins) both 18 years old.
  Mr. Young currently serves as a member of Certified's Board of Directors and is the chairman of the Audit Committee.
  Mr. Young feels that an aggressive, efficient wholesaler is tantamount to the survival of the independent operators and vice-versa. The wholesaler must provide products and services at competitive prices. Independent operators must support their wholesaler to maintain or increase the wholesaler's sales volume so that the wholesaler can operate more efficiently. A co-op must be run like any other business, it must be run efficiently as possible to produce profits for its members.

[LOGO]                                     CERTIFIED GROCERS OF CALIFORNIA, LTD.



January 2, 1996

     RE:  ELECTION OF DIRECTORS'

Dear Certified Shareholder:

A Nominating Committee has been appointed by the Board of Directors of Certified Grocers of California, Ltd., to select nominees for election as Directors for the 1996 Board of Directors.

The enclosed Advisory Ballot is being solicited by the Nominating Committee from the holders of Certified's Class A shares. This is being done to assist the Nominating Committee in selecting the 12 persons who will be nominated by the Board of Directors for election by the holders of the Class A shares. In selecting candidates for the Advisory Ballot, the Nominating Committee has reviewed names suggested by shareholders, as well as those provided by Certified's management. The individuals appearing on the Advisory Ballot have been contacted to determine their willingness to have their names placed on the Advisor Ballot and each has consented.

The Nominating Committee and the Board of Directors, in recognition that member patrons in Northern California represent 30% of Certified's sales, took action in 1992 to ensure that there will be representation of Northern California shareholders among those nominated for election to the Board of Directors. Accordingly, the Nominating Committee will place in nomination for election to the Board of Directors a minimum of two (2) names from the candidates representing Northern California on the Advisory Ballot.

We are also enclosing an information statement regarding the Advisory Ballot as well as individual statements by each of the persons named in the Advisory Ballot. You should carefully review these materials before voting on the Advisory Ballot.

The Advisory Ballot contains the names of 22 persons, 13 of whom are incumbent Directors. In addition, 4 persons represent Northern California, 2 of whom are incumbents. As the holder of Class A shares of Certified, you are entitled to vote for up to 12 names on the Advisory Ballot -- one vote for each name selected. While you may vote for fewer than 12 of the persons named in the Advisory Ballot, your Advisory Ballot will be invalidated if you

Certified Shareholder
January 2, 1996
Page Two



vote for more than 12 of the named persons. In addition, if you cast more than one vote for any person named in the Advisory Ballot, only one vote will be counted for that person and the additional votes will be disregarded.

Coopers & Lybrand, L.L.P., an independent outside auditing firm, will tally the votes.

To assure accuracy and accountability, Coopers & Lybrand, L.L.P. has requested that the control number appearing on the enclosed return envelope not be removed.

THE ADVISORY BALLOT WILL NOT BE VALID UNLESS IT IS RETURNED IN THE ENVELOPE PROVIDED AND THE CONTROL NUMBER IS LEGIBLE.

The Advisory Ballot is your opportunity to express your choice for nominees for election as Directors by the holders of Certified's Class A shares. YOUR VOTE IS VERY IMPORTANT and we urge you to please vote your preference and return your Advisory Ballot so it is received by Coopers & Lybrand, L.L.P., on or before January 19, 1996.

THE NOMINATING COMMITTEE


Gene Fulton, Chairman
Mark Kidd
Jay McCormick
Morrie Notrica
Bill MacAloney (Ex-Officio Member)
Alfred A. Plamann (Ex-Officio Member)





PLEASE NOTE:   The Advisory Ballot is not a proxy, and at this time we are not asking you for a proxy and you are requested not to send us a proxy.

                               ANDRONICO'S MARKET
                                     [LOGOS]



To Certified Grocers Members:

I am running for a seat on the Board of Directors at the upcoming election. As a Cergro member of almost eight years and having been a member of the former Richmond, CA-based United Grocers Cooperative Wholesaler, we at Andronico's Market are convinced that well-run, member-owned wholesalers are most beneficial to the independent grocer. There is a greater sense of attention to and concern for the retailer in the co-op environment. It seems, as well, that retailer ideas and suggestions are more likely to be heard and acted upon.

It is critical that all voices be represented at Certified Grocers, particularly those of both the single-store operator and the mid-size grocer. My Company will have expanded from three stores in 1989 to seven stores by 1996, and while some of our needs have changed, basic programs remain essential to our growth: overall competitive pricing, price reservation, pallet programs, and strong private label. These programs must continue to improve for retailers to effectively compete in today's marketplace.

In addition to excellent pricing and promotional programs, we must continue to highly prioritize technological advances that streamline processes, link wholesaler with retailer, provide more useful information quicker, and create cost efficiencies. I am also fully committed to seeing these changes happen in my Company and Cergro must position itself as a leader in this regard if we members expect to grow our business and our profitability. Additionally, but too numerous to mention here, I think there are many service and support functions that can be enhanced.

For the above reasons, I have a keen interest in seeing Certified Grocers thrive. I believe I can offer a perspective on the Board of Directors, if elected, that aptly represents the needs of the independent grocer. Thank you for your consideration.



ANDRONICO'S MARKET



/s/ Bill Andronico
----------------------------
Bill Andronico
President

[JONS MARKETPLACE-LETTERHEAD]



                                 JOHN BERBERIAN


Fellow Certified Member:

I am currently a member of Cergro's board of directors where I serve on the Finance and Retail Development Committees. I also serve as a member of the board of Grocers Specialty Company, Grocers General Merchandise Company and Grocers Equipment Company, three Cergro subsidiaries.

I am the owner and president of Jons Marketplace which operates 11 successful independent stores. Because it is a family-owned chain, I have acquired experience in all phases of retail operation.

Since 1977 when I opened by first store, I have been an active member of Cergro and have worked closely with them. As Jons Marketplace grew to 11 stores in a relatively short time, I have learned how valuable Cergro is to its members and am sensitive to the many problems facing independents today.

I believe that my past experience as a Cergro board member will enable me to make a positive contribution to the Cergro membership. If reelected to the board I promise to continue to help maintain Cergro as a strong wholesaler especially during these challenging economic times. I feel that with a strong organization we will be able to compete in this market.

If you concur that Cergro has the potential to become a stronger organization then I solicit you to support me for the board of directors of Certified Grocers of California, Ltd.


Sincerely,



/s/ John Berberian
John Berberian
President

[JONS MARKETPLACE-LETTERHEAD]




                                 JOHN BERBERIAN





Fellow Certified Member:

As you already know, I am campaigning for reelection to Cergro's Board of Directors. I began in the retail grocery industry in 1977 and have developed my company into a successful eleven-store supermarket chain.

Over the past few years, I have made significant contributions toward several positive modifications at Certified in response to your overwhelming concerns. I am and will continue to be actively involved with Cergro's policies and programs that will benefit all of us as members to enable ourselves to stay competitive during these difficult economic times. I believe that with your support and my past experience as a Board member, we can help keep Cergro a strong wholesaler. Therefore, if you support a strong Certified organization then I respectfully request that you vote for my reelection to the Board of Directors of Certified Grocers of California, Ltd.


Thank you.


Sincerely,



/s/ John Berberian
John Berberian
President

[MAR-VAL FOOD STORES-LETTERHEAD]



November 10, 1995

TO:       Certified Grocers Members

FROM:     Mark Kidd - President of Mar-Val Food Stores

Hello, my name is Mark Kidd and I am also a member of Certified Grocers.

I have been serving as a Board of Director of Certified Grocers for the past 4 years. I am on the Nominating and Retail Development Committees, as well as Chairman of the Grocers & Merchants Insurance Services, and the Springfield Insurance Company. I am also a Director of the Grocers Equipment Company. As you know, we as members, have a right to elect our Board of Directors. I am asking for your support in that election.

My family has been in the grocery business for over forty years. I have been in the business for the past 28 years. I am a graduate of Brigham Young University, and have served on the N.C.G.A. Board of Directors, the C.G.A. Board, and the N.G.A. Board of Directors.

I feel as an independent, we have some unique problems that must be addressed. Being involved in a co-op can help us in solving our problems. It has been said, "as the Independent Grocers goes, so goes the co-op".

I feel we must continue to keep our cost of product down as low as possible if we are to survive.

These are my beliefs and goals as I ask for your support in remaining another year as a Certified Board of Director.

Sincerely,



/s/ Mark Kidd
Mark Kidd
President

                                [R RANCH MARKET - LETTERHEAD]



Dear Fellow Member of Certified Grocers:

I, Mike Shalabi, have been nominated to run for office as a member of the Certified Grocers Board of Directors. This letter is to ask for your vote.

Most of you already know me, or have heard of me; as a Member of Certified Grocers, as past President of Modern Independent Grocers (MIG), as an active member of MAGA, among other business oriented activities that give me the sense of values and understanding of your functions and problems and their ultimate and caring solutions.

However, it is your duty, your responsibility, to express yourself as an individual in voting for the person of your choice, and not allow someone else to substitute and usurp your rights by voting a proxy. I am asking for your vote so that I may represent and accurately reflect your needs and attitudes.

For a better and brighter future, I am asking you to mark your Ballot selecting Mike Shalabi as a Member of the Certified Grocers Board of Directors.

I sincerely thank you in advance for the privilege of being elected to serve you in this important office.



/s/ Farid Shalabi
Farid (MIKE) Shalabi, President/CEO
R-Ranch Markets Corporate Group

December, 1995

                                  [CITY FOODS-LETTERHEAD]




December 11, 1995

Dear Certified Member:

I am writing to you to ask for your support in my bid to be elected to the Board of Directors. I have been a member of Certified Grocers for over 40 years and have been an independent market owner during that time. I am acquainted with all facets of the supermarket business, and how they relate to Certified.

As a member of the Board of Directors, I can serve our interests as independent grocers and members of Certified. Your vote for me would be greatly appreciated, and if elected, I will do my utmost to serve you.


Sincerely,



Milt Thaler

Kenneth Young
Young's Markets
1313 S. Mooney Blvd.
Visalia, CA  93277



Dear Member:

As a member of Cergro, you are the reason for Certified Grocers' existence. The Board of Directors should always remember that the members are number one. The Board is there to serve its members.

I am running for re-election to the Board of Directors of Cergro representing Northern California.

My second year serving on the Board of Directors of Certified has been exciting for me as well as for Certified. The programs to reduce costs, increase efficiency and accountability are working. Certified is on track to becoming an aggressive, efficient wholesaler. The future looks bright.

I feel that an aggressive, efficient wholesaler is tantamount to the survival of the independent operators.

As a member of the Board of Directors of Cergro, I will always work for you. You are the reason that Certified Grocers exists. If you have any questions or suggestions, please call me at (209) 625-9252.

I thank you for your support.


Sincerely,



Kenneth Young
Vice President

P.S. PLEASE VOTE AND SEND IN YOUR ADVISORY BALLOT.  You do not have to cast all
     12 votes. just vote for people that you feel would do a good job for you. You can send in your ballot even if you only vote for one person.

                          [GREEN FROG MARKET-LETTERHEAD]





Dear Certified Member,

     As a candidate for the Certified Grocers board of directors I felt it was necessary for me to write to you concerning my candidacy. The 200 words allowed in the candidates statement does not provide an ample opportunity for me to introduce myself or my objectives in running for the Certified board, so that's the purpose of this letter. I think before you cast a vote for me or any other candidate for the board you deserve to know, why they are running, what their qualifications are, and what their ideology is, in relationship to Certified Grocers and the grocery industry. So, before you throw this letter in the trash can, whether you vote for me or not please take a minute to consider the following information and ideas when you cast your ballot for the Certified board.

     I started working in the grocery industry in 1978 and have operated the Green Frog Market as managing director since it's founder, Charlie Everett, died in July of 1988. During that time I have been active within the industry and have had the opportunity to meet many people and deal with many situations regarding the business. Since 1992 I've been asked by many of my industry associates to consider running for the board at Certified. In 1994 the nominating committee selected me to run for the Certified Board. I declined that nomination because I was involved in a project that was extremely demanding, but promised when I had the time to fully devote to the board I would accept their nomination. My candidacy fulfills that promise.

     I am 40 years old, a fourth generation Californian, and through marriage to my wife Mary Charles, represent a second generation grocery family in Bakersfield. I attended Kern County Schools and in 1984 I graduated from Cal State Bakersfield with a Bachelors of Science degree in biology. In 1988 Charlie Everett selected me to manage all of his businesses and after his death I managed the succession of our families' businesses to the next generation. I am a past president of, and currently on the board of directors for the Kern County Independent Grocers Association. I currently chair the business retention committee for the Kern County Council on Competitiveness for the county board of supervisors. As the owner of a union shop I was selected to serve and later chair the AFL-CIO round table for labor and management in Kern County. I am on the board of directors of the Cal State Bakersfield Roadrunners club. Our store is a member of the California Grocers Association, and the Northern California Grocers Association.

     I feel the current board has done a good job of navigating Certified through some very difficult times. The new company management is right on track when it acknowledges that the smaller stores represent a significant and necessary part of

Certifieds' volume, but our smaller stores don't necessarily represent the trends of the industry or even all of the independents. Certified as a wholesaler must compete against companies that are using larger formats of stores to drive their volume and profitability at their store owned warehouse level. Certified must be able to supply both the larger independents seeking growth and the smaller independents who are satisfied with their market position. We as retail owners of Certified must, in return, have high volume cost effective stores or lower volume highly efficient stores. For the smaller stores the only way this efficiency can be achieved is through improved technology and understanding at both the wholesale and, most importantly, the retail levels.

     We as owners of Certified Grocers have to do our part at the retail level to make our company a more profitable entity. Certified should be the catalyst that brings the high volume multi-store, and the smaller volume single store independents into a profitable partnership and equilibrium. As a member of the board of directors at Certified Grocers, and a small grocer myself, I will work to bring that partnership and equilibrium between the diverse interests of the Certified membership. Above all please use your advisory ballot to select the people who are going to direct your company, and should you feel that I am one of those people I welcome your comments and support.



                                                  Sincerely yours,



                                                  Scott Hair

                                     [LOGO]
                            TWAIN HARTE MARKET, INC.
                               POST OFFICE BOX 155
                         TWAIN HARTE, CALIFORNIA  95383
                                 (209) 586-6100



WILLIAM (CHUCK) EVANS
Twain Harte Market, Inc.
Twain Harte, California

Mr. Chuck Evans is president and co-owner with his wife of Twain Harte Market, in Twain Harte, California. He started in the grocery industry in 1946 with Purity Stores. After four years in the U.S.A.F., he worked with Safeway Stores for a total of 23 years, managing for 20 years.

In 1979, he and his wife purchased a small 4,000 sq. ft. grocery store in Twain Harte. In 1982, they opened a new 20,000 sq. ft. market in a new shopping center in that city.

Mr. Evans is very involved in community organizations. He has been the past president of the Rotary Club and the Chamber of Commerce. He currently serves on the board of El Capitan National Bank and is Financial Chairman for Outreach, through Young Life International, to high-school-age young people in Russia.

Mr. Evans is very active in the grocery industry and was selected as an Outstanding Independent Grocer for nine years straight by Progressive Grocer Magazine. He currently serves as a director on the boards of NCGA and CGA.

Mr. Evans states, "I'm excited about what is happening at Certified. Many good changes are going on, and I hope I continue to be a part of that. I think the board needs a one-store operator that is involved."

Mr. Evans is past director of Certified where he served on the Retail Development Committee. He also served as a director of Grocers Capital Company and Grocers Specialty Company, two of Certified's subsidiaries.

"Being a one-store owner, I feel I can be a great help to all small-store, one-store operators, as well as the large multi-store owners. I have been through the problems of large store competition moving in and know how to adjust to these problems. I know how important it is to have groceries and goods delivered at the very lowest cost possible, not only to the big store chains but to the small-store and one-store members. I will appreciate your vote - because I care."

                                        /s/ Chuck Evans
                                        Chuck Evans